Exhibit 10.1

[JPMORGAN LOGO]

EXECUTION COPY

JPMorgan Chase Bank, National Association
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England

July 11, 2007

To: SonoSite, Inc.
21919 30th Drive S.E.
Bothell, WA 98021-3904
Attention: Chief Financial Officer
Telephone No.:     (425) 951-1224
Facsimile No.:       (425) 951-6789

Re: Call Option Transaction

     The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the call option transaction entered into between JPMorgan Chase Bank, National Association, London Branch ("JPMorgan") andSonoSite, Inc. ("Counterparty") on the Trade Date specified below (the "Transaction").  This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.  This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc. ("ISDA") are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.  Certain defined terms used herein have the meanings assigned to them in the Prospectus Supplement dated July 10, 2007 to the Prospectus dated May 29, 2007 (as so supplemented, the "Prospectus") relating to the USD 200,000,000 principal amount of Convertible Senior Notes due 2014, (the "Convertible Notes" and each USD 1,000 principal amount of Convertible Notes, a "Convertible Note") issued by Counterparty pursuant to an Indenture to be dated July 16, 2007 (the "Base Indenture") and a first supplemental indenture dated as of July 16, 2007 (the "First Supplemental Indenture", together with the Base Indenture, the "Indenture") between Counterparty and Wells Fargo Bank, National Association, as trustee.  In the event of any inconsistency between the terms defined in the Prospectus, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Prospectus.  If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Prospectus, the descriptions thereof in the Prospectus will govern for purposes of this Confirmation.  The parties further acknowledge that the First Supplemental Indenture section numbers used herein are based on the draft of the First Supplemental Indenture dated July 9, 2007, and if any such section numbers are changed in the First Supplemental Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties.  For the avoidance of doubt, references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties' entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.      This Confirmation evidences a complete and binding agreement between JPMorgan and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the "Agreement") as if JPMorgan and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date.  In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.      The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	July 11, 2007

Option Style:	"Modified American", as described under "Procedures for Exercise" below

Option Type:	Call

Buyer:	Counterparty

Seller:	JPMorgan

Shares:	The common stock of Counterparty, par value USD 0.01 per Share (Exchange symbol "SONO")

Number of Options:	200,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Option Entitlement:

As of any date, a number equal to 47.7478% of the Conversion Rate as of such date (as defined in the First Supplemental Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 6.04(h) or to Section6.07(a) of the First Supplemental Indenture), for each Convertible Note.

Strike Price:	USD 38.1982

Premium:	USD 28,612,361.00

Premium Date:	July 16, 2007

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Exercise Period(s)

Notwithstanding anything to the contrary in the Equity Definitions, an Exercise Period shall occur with respect to an Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of any Exercisable Option, the period commencing on, and including, the relevant Conversion Date and ending on, and including, the Scheduled Valid Day immediately preceding the first day of the relevant Settlement Averaging Period in respect of such Conversion Date; provided that in respect of Exercisable Options relating to Convertible Notes for which the relevant Conversion Date occurs on or after April 15, 2014, the final day of the Exercise Period shall be the Scheduled Valid Day immediately preceding the Expiration Date.

Conversion Date:

With respect to any conversion of Convertible Notes, the date on which the Holder (as such term is defined in the First Supplemental Indenture) of such Convertible Notes satisfies all of the requirements for conversion thereof as set forth in Section 6.02(b) of the First Supplemental Indenture.

Exercisable Options:

In respect of each Exercise Period, a number of Optionsequal tothe number of Convertible Notes surrendered to Counterparty for conversionwith respect to such Exercise Period but no greater than the Number of Options.  For the avoidance of doubt, if J.P. Morgan Securities Inc. exercises its option pursuant to Section 2 of the Underwriting Agreement dated as of July 10, 2007 between Counterparty and J.P. Morgan Securities Inc. as representative of the Underwriters party thereto (the "Underwriting Agreement"), and the aggregate number of Convertible Notes surrendered to Counterparty for conversion or repurchased by Counterparty pursuant to Section 5.01 of the Indenture prior to such Exercise Period is less than 200,000, (i) if a number of Convertible Notes is surrendered to Counterparty for conversion, the Exercisable Options shall be equal to such number of Convertible Notes, or (ii) if a number of Convertible Notes is repurchased by Counterparty pursuant to Section 5.01 of the Indenture, a number of Options equal to such number of Convertible Notes shall expire without value.

Expiration Time:	The Valuation Time

Expiration Date:	July 15, 2014, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under Exercisable Options above.

Automatic Exercise:

Applicable; and means that in respect of an Exercise Period, a number of Options not previously exercised hereunder equal to the number of Exercisable Options shall be deemed to be exercised on the final day of such Exercise Period for such Exercisable Options; provided that such Options shall be deemed exercised only to the extent that Counterparty has provided a Notice of Exercise to JPMorgan.

Notice of Exercise:

Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Exercisable Options, Counterparty must notify JPMorgan in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day prior to the scheduled first day of the Settlement Averaging Period for the Exercisable Options being exercised of (i) the number of such Options and (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date; provided that in respect of Exercisable Options relating to Convertible Notes with a Conversion Date occurring on or after April 15, 2014, such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of such Exercisable Options.

Valuation Time:

At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

"'Market Disruption Event' means in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which Shares are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any Scheduled Valid Day for the Shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options, contracts or future contracts relating to the Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day."

Settlement Terms:

Settlement Method:	Net Share Settlement

Net Share Settlement:

JPMorgan will deliver to Counterparty, on the relevant Settlement Date, a number of Shares equal to the Net Shares in respect of any Exercisable Option exercised or deemed exercised hereunder.  In no event will the Net Shares be less than zero.

Net Shares:

In respect of any Exercisable Option exercised or deemed exercised, a number of Shares equal to (i) the Option Entitlement multiplied by (ii) the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (A) the Relevant Price on such Valid Day less the Strike Price, divided by (B) such Relevant Price, divided by (iii) the number of Valid Days in the Settlement Averaging Period; provided, however, that if the calculation contained in clause (A) above results in a negative number, such number shall be replaced with the number "zero".

JPMorgan will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Valid Day:

A day on which (i) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then traded and (ii) there is no Market Disruption Event.

Scheduled Valid Day:	A day on which trading in the Shares is scheduled to occur on the principal U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading.

Relevant Price:

On any Valid Day, the per Share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page SONO.UQ <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent using a volume-weighted method).

Settlement Averaging Period:

For any Exercisable Option, (x) if Counterparty has, on or prior to April 15, 2014, delivered a Notice of Exercise to JPMorgan with respect to such Exercisable Option with a Conversion Date occurring prior to April 15, 2014, the fifty (50) consecutive Valid Days commencing on and including the second Scheduled Valid Day following such Conversion Date, or (y) if Counterparty has, on or following April 15, 2014, delivered a Notice of Exercise to JPMorgan with respect to such Exercisable Option with a Conversion Date occurring on or following April 15, 2014, the fifty (50) consecutive Valid Days commencing on, and including, the fifty-second (52nd) Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Exercisable Option, the date Shares will be delivered with respect to the Convertible Notes related to such Exercisable Options, under the terms of the Indenture.

Settlement Currency:	USD

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, except that all references in such provisions to "Physically-settled" shall be read as references to "Net Share Settled".  "Net Share Settled" in relation to any Option means that Net Share Settlement is applicable to that Option.

Representation and Agreement:

Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty's status as issuer of the Shares under applicable securities laws.

3.     Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Potential Adjustment Events:

Notwithstanding Section 11.2(e) of the Equity Definitions, a "Potential Adjustment Event" means an occurrence of any event or condition, as set forth in Section 6.04 of the First Supplemental Indenture that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to Section 6.04(h) or Section 6.07(a) of the First Supplemental Indenture.

Method of Adjustment:

Calculation Agent Adjustment, and means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than Section 6.04(h) and Section 6.07(a) of the First Supplemental Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.

Extraordinary Events applicable to the Transaction:

Merger Events	Notwithstanding Section 12.1(b) of the Equity Definitions, a "Merger Event" means the occurrence of any event or condition set forth in Section 6.05 of the First Supplemental Indenture.

Tender Offers

Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a "Tender Offer" means the occurrence of any event or condition set forth in Section 6.04(e) of the First Supplemental Indenture.

Consequence of Merger Events/Tender Offers:

Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Section 6.07(a) of the First Supplemental Indenture; provided further that if, with respect to a Merger Event or a Tender Offer, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia," Cancellation and Payment shall apply.

Nationalization, Insolvencyor Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Determining Party:	For all applicable Extraordinary Events, JPMorgan

Non-Reliance:	Applicable

Agreements and Acknowledgements

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent:	JPMorgan; provided that all determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

5.  Account Details:

     (a)     Account for payments to Counterparty:
              To be provided by Counterparty

              Account for delivery of Shares from Counterparty
              To be provided by Counterparty

     (b)     Account for payments to JPMorgan:

              JPMorgan Chase Bank, N.A., New York
              ABA:  021 000 021
              Favour: JPMorgan Chase Bank N.A., London
              A/C:  0010962009
              CHASUS33

              Account for delivery of Shares to JPMorgan
              DTC 0060

6. Offices:

The Office of Counterparty for the Transaction is:  Inapplicable, Counterparty is not a Multibranch Party.

The Office of JPMorgan for the Transaction is: London

              JPMorgan Chase Bank, National Association
              London Branch
              P.O. Box 161
              60 Victoria Embankment
              London EC4Y 0JP
              England

7. Notices: For purposes of this Confirmation:

     (a)     Address for notices or communications to Counterparty:

              SonoSite, Inc.
              21919 30th Drive S.E.
              Bothell, WA 98021-3904
              Attention: Chief Financial Officer
              Telephone No.:    (425) 951-1224
              Facsimile No.:   (425) 951-6789

     (b)     Address for notices or communications to JPMorgan:

              JPMorgan notice information to follow:

              JPMorgan Chase Bank, National Association
              277 Park Avenue, 11th Floor
              New York, NY  10172
              Attention:  Eric Stefanik
              Title:  Operations Analyst
              EDG Corporate Marketing
              Telephone No:  (212) 622-5814
              Facsimile No:   (212) 622-8534

8.     Representations and Warranties

     (a)     The representations and warranties of Counterparty set forth in Section 3 of the Underwriting Agreement (the "Underwriting Agreement") dated as of July 10, 2007 between Counterparty and J.P. Morgan Securities Inc. as representative of the Underwriters are true and correct and are hereby deemed to be repeated to JPMorgan as if set forth herein.  Counterparty hereby further represents and warrants to JPMorgan that:

              (i)     Counterparty is not and will not be required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

              (ii)     It is an "eligible contract participant" (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the "CEA")) because one or more of the following is true:

Counterparty is a corporation, partnership, proprietorship, organization, trust or other entity and:

                          (A)      Counterparty has total assets in excess of USD 10,000,000;

                          (B)     the obligations of Counterparty hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

                          (C)      Counterparty has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Counterparty's business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Counterparty in the conduct of Counterparty's business.

              (iii)     Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty.

     (b)     JPMorgan represents and warrants to Counterparty that it is an "eligible contract participant" (as such term is defined in Section 1a(12) of the CEA).

9.      Other Provisions:

     (a)     Opinion/Evidence of Authority.  Counterparty shall deliver to JPMorgan an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Section 3(a) of the Agreement.  JPMorgan shall deliver to Counterparty its evidence of authority on or prior to the Trade Date.

     (b)     Repurchase Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give JPMorgan a written notice of such repurchase (a "Repurchase Notice") on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 16,393,000 (in the case of the first such notice) or (ii) thereafter more than 40,000 less than the number of Shares included in the immediately preceding Repurchase Notice.  Counterparty agrees to indemnify and hold harmless JPMorgan and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an "Indemnified Person") from and against any and all losses (including losses relating to JPMorgan's hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 "insider", including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney's fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty's failure to provide JPMorgan with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty's failure to provide JPMorgan with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.  Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person.  If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph (c) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

     (c)     Regulation M.  Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of any securities of Counterparty, other than (i) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M and (ii) the distribution of the Convertible Notes.  Counterparty shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

     (d)     No Manipulation.  Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

     (e)     Early Unwind.  In the event the sale of Convertible Notes is not consummated with the Underwriters for any reason by the close of business in New York on July 16, 2007 (or such later date as agreed upon by the parties) (July 16, 2007 or such later date as agreed upon being the "Early Unwind Date"), this Transaction shall automatically terminate (the "Early Unwind"), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of JPMorgan and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Counterparty shall purchase from JPMorgan on the Early Unwind Date all Shares purchased by JPMorgan or one or more of its affiliates and reimburse JPMorgan for reasonable costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including reasonable losses or costs incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position).  The amount of any such reimbursement shall be determined by JPMorgan in good faith using commercially reasonable discretion and shall be supported by written evidence of the same.  JPMorgan shall notify Counterparty of such amount, shall provide written evidence of the same and Counterparty shall pay such amount in immediately available funds on the Early Unwind Date.  JPMorgan and Counterparty represent and acknowledge to the other that, subject to the proviso included in this paragraph, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

     (f)     Transfer or Assignment.  Neither party may transfer any of its rights or obligations under the Transaction without the prior written consent of the non-transferring party; provided that if (i) JPMorgan's "beneficial ownership" (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) exceeds 7.5% of Counterparty's outstanding Shares or (ii) the quotient of (x) the product of (a) the Number of Options and (b) the Option Entitlement divided by (y) the number of Counterparty's outstanding Shares (such quotient expressed as a percentage, the "Option Equity Percentage") exceeds 14.5%, JPMorgan may, without Counterparty's consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (i) the credit rating of JPMorgan at the time of the transfer and (ii) if such debt is rated by Standard and Poor's Rating Group, Inc. ("S&P"), A- or higher by S&P, and if such debt is rated by Moody's Investor Service, Inc. ("Moody's"), A3 or higher by Moody's or, if either S&P or Moody's ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and JPMorgan.  If after JPMorgan's commercially reasonable efforts, JPMorgan is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to JPMorgan and within a time period reasonably acceptable to JPMorgan of a sufficient number of Options to reduce (i) JPMorgan's "beneficial ownership" (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to 7.5% of Counterparty's outstanding Shares or less or (ii) the quotient of (x) the product of (a) the Number of Options and (b) the Option Equity Percentage to 14.5% or less, JPMorgan may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the "Terminated Portion") of this Transaction, such that (i) its "beneficial ownership" following such partial termination will be equal to or less than 7.5% or (ii) the Option Equity Percentage following such partial termination will be equal to or less than 14.5%.  In the event that JPMorgan so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of Section 9(m) shall apply to any amount that is payable by JPMorgan to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party).  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing JPMorgan to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, JPMorgan may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform JPMorgan's obligations in respect of this Transaction and any such designee may assume such obligations.  JPMorgan shall be discharged of its obligations to Counterparty to the extent of any such performance.

     (g)     Staggered Settlement.  If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to JPMorgan's hedging activities hereunder, JPMorgan reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by JPMorgan on the Settlement Date for the Transaction, JPMorgan may, by notice to Counterparty on or prior to any Settlement Date (a "Nominal Settlement Date"), elect to deliver the Shares on two or more dates (each, a "Staggered Settlement Date") as follows:

          (a)     in such notice, JPMorgan will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

          (b)     the aggregate number of Shares that JPMorgan will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that JPMorgan would otherwise be required to deliver on such Nominal Settlement Date; and

          (c)     if the Net Share Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms will apply on each Staggered Settlement Date, except that the Net Shares will be allocated among such Staggered Settlement Dates as specified by JPMorgan in the notice referred to in clause (a) above.

     (h)     Role of Agent.  Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of JPMorgan ("JPMSI"), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party's obligations under this Transaction.

     (i)     Dividends.  If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an "Ex-Dividend Date") in any quarterly dividend period of Counterparty, then the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and/or any other variable relevant to the exercise, settlement or payment for the Transaction to preserve the fair value of the Options to JPMorgan after taking into account such dividend.

     (j)     Additional Termination Events.  Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty shall occur under the terms of the Convertible Notes as set forth in Section 7.01 of the First Supplemental Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such event of default (A) Counterparty shall be deemed to be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (B) JPMorgan shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

     (k)     Amendments to Equity Definitions.  (i) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word "or" after the word "official" and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor "or (C) at JPMorgan's option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer."

(ii) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing "either party may elect" with "JPMorgan may elect" and (2) replacing "notice to the other party" with "notice to Counterparty" in the first sentence of such section.

     (l)     Setoff.  In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, JPMorgan (and only JPMorgan)  shall have the right to set off any obligation that it may have to Counterparty under this Confirmation, including without limitation any obligation to make any payment of cash or delivery of Shares to Counterparty, against any obligation Counterparty may have to JPMorgan under any other agreement between JPMorgan and Counterparty relating to Shares (each such contract or agreement, a "Separate Agreement"), including without limitation any obligation to make a payment of cash or a delivery of Shares or any other property or securities. For this purpose, JPMorgan shall be entitled to convert any obligation (or the relevant portion of such obligation) denominated in one currency into another currency at the rate of exchange at which it would be able to purchase the relevant amount of such currency, and to convert any obligation to deliver any non-cash property into an obligation to deliver cash in an amount calculated by reference to the market value of such property as of the Early Termination Date, as determined by the Calculation Agent in its sole discretion; provided that in the case of a set-off of any obligation to release or deliver assets against any right to receive fungible assets, such obligation and right shall be set off in kind and; provided further that in determining the value of any obligation to deliver Shares, the value at any time of such obligation shall be determined by reference to the market value of the Shares at such time, as determined in good faith by the Calculation Agent.  If an obligation is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

     (m)     Alternative Calculations and Payment on Early Termination and on Certain  Extraordinary Events.  If in respect of this Transaction, an amount is payable by JPMorgan to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a "Payment Obligation"), Counterparty may request JPMorgan to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency, a Merger Event or Tender Offer, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty's control) and shall give irrevocable telephonic notice to JPMorgan, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable; provided that if Counterparty does not validly request JPMorgan to satisfy its Payment Obligation by the Share Termination Alternative, JPMorgan shall have the right, in its sole discretion, to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty's election to the contrary.  In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.  For the avoidance of doubt, the parties agree that in calculating the Payment Obligation the Determining Party may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Alternative:

Applicable and means that JPMorgan shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the "Share Termination Payment Date"), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price.  The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value to JPMorgan of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its good faith discretion by commercially reasonable means and notified by the Calculation Agent to JPMorgan at the time of notification of the Payment Obligation; provided that in making such determination the Calculation Agent may take into account the unwinding of the hedging activities by JPMorgan in connection with the Transaction and shall provide Counterparty written evidence of such determination upon Counterparty's written request.

Share Termination Delivery Unit:

One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to "Physically-settled" shall be read as references to "Share Termination Settled" and all references to "Shares" shall be read as references to "Share Termination Delivery Units".  "Share Termination Settled" in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

     (n)     Governing Law.  New York law (without reference to choice of law doctrine).

     (o)     Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction.  Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

     (p)     Registration.  Counterparty hereby agrees that if, in the good faith reasonable judgment of JPMorgan, the Shares ("Hedge Shares") acquired by JPMorgan for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by JPMorgan without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow JPMorgan to sell the Hedge Shares in a registered offering, make available to JPMorgan an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to JPMorgan, substantially in the form of an underwriting agreement for a registered secondary offering; provided,however, that if JPMorgan, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow JPMorgan to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to JPMorgan (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction that are necessary, in its reasonable judgment, to compensate JPMorgan for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from JPMorgan at the Reference Price on such Exchange Business Days, and in the amounts, requested by JPMorgan.

     (q)     Tax Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

     (r)     Right to Extend.  JPMorgan may delay, no longer than reasonably necessary, any Settlement Date or any other date of delivery by JPMorgan, with respect to some or all of the Options hereunder, if JPMorgan reasonably determines, in its discretion, that such extension is reasonably necessary to enable JPMorgan to effect purchases of Shares in connection with its hedging activity or settlement activity hereunder in a manner that would, if JPMorgan were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.

     (s)     Status of Claims in Bankruptcy.  JPMorgan acknowledges and agrees that this Confirmation is not intended to convey to JPMorgan rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit JPMorgan's right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit JPMorgan's rights in respect of any transactions other than the Transaction.

     (t)     Securities Contract; Swap Agreement.  The parties hereto intend for: (a) the Transaction to be a "securities contract" and a "swap agreement" as defined in the Bankruptcy Code (Title 11 of the United States Code) (the "Bankruptcy Code"), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party's right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a "contractual right" as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a "margin payment" or "settlement payment" and a "transfer" as defined in the Bankruptcy Code.

     (u)     Additional Provisions. Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty's assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify JPMorgan in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the "Consideration Notification Date"); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.

Very truly yours,

J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association

Accepted and confirmed as of the Trade Date:

SonoSite, Inc.